Exhibit 5.1

February 28, 2023

Syndax Pharmaceuticals, Inc.

35 Gatehouse Drive

Building D, Floor 3

Waltham, Massachusetts 02451

Ladies and Gentlemen:

We have acted as counsel to Syndax Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 5,504,455 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 2,724,455 shares of Common Stock issuable pursuant to the Company’s 2015 Omnibus Incentive Plan, (ii) 250,000 shares of Common Stock issuable pursuant to the Company’s 2015 Employee Stock Purchase Plan, (iii) 1,900,000 shares of Common Stock issuable pursuant to the Company’s 2023 Inducement Plan and (iv) 630,000 shares of Common Stock issuable under new hire inducement stock option awards granted by the Company, pursuant to the terms of a stock option grant notice and nonstatutory stock option agreement (together with the Company’s 2015 Omnibus Incentive Plan, the Company’s 2015 Employee Stock Purchase Plan and the 2023 Inducement Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plans, and (d) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By: /s/ Laura A. Berezin

Laura A. Berezin

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com